EXHIBIT 99.1




FOR IMMEDIATE RELEASE
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COMPANY CONTACT:
Beverly Tkaczenko  (201) 592-8838
Email:  beverlyt@caprius.com


              CAPRIUS, INC. CONCLUDES SALE OF DIAGNOSTICS BUSINESS


Fort Lee, NJ, October 9, 2002 - CAPRIUS, INC. (OTCBB: CAPR) today announced the completion of the sale by Opus Diagnostics Inc., a wholly owned subsidiary, of Opus' Therapeutic Drug Monitoring (TDM) business to Seradyn, Inc., a subsidiary of Apogent Technologies Inc. (NYSE: AOT).

Under the terms of this transaction, Opus transferred certain assets, rights, and properties including the Innofluor(R) TDM product line, to Seradyn, Inc. Seradyn has been the contract manufacturer for the Innofluor(R) TDM reagents since January 2001. Seradyn will also assume the ongoing Opus Research and Development projects.

The consideration for the transaction was $6 million, of which $600,000 was placed in escrow. In addition, Opus will consult with Seradyn on the ongoing projects for an annual fee and Opus will receive royalty payments upon the commercialization of certain projects currently in development.

George Aaron, Caprius' President and CEO, stated "I believe that this transaction allows the Caprius shareholders the opportunity to realize value and strengthen the capital base. It will also permit management to focus on the operation of the proposed transaction to acquire a controlling interest in MCM Environmental Technologies Inc. Caprius will also explore other strategic opportunities. Seradyn has the experience and organization to optimize the potential of the Opus pipeline projects".

 SAFE HARBOR STATEMENT:
The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company filings with the Securities and Exchange Commission.

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